Exhibit 10.7
CONAGRA FOODS, INC.
DEFERRED COMPENSATION PLAN REQUIREMENTS
          This binding commitment by ConAgra Foods, Inc. (the “Company”) is adopted as of the date approved by the sub-committee of the Human Resources Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) that was constituted and authorized by the Board and the Committee at their respective November 29, 2010, meetings (the “Meeting Date”) to, among other things, consider and adopt this commitment.
RECITALS
          The Company maintains or has maintained, during the period beginning on January 1, 2009 and ending on the Meeting Date, certain deferred compensation arrangements that are subject to Internal Revenue Code Section 409A (all of which, whether they are policies, agreements, awards or plans are referred to collectively as the “Plans” and individually as a “Plan”). The term “Plan” does not include any arrangement adopted after the Meeting Date.
          Certain of the Plans may be interpreted to provide the Company with discretion to engage in certain acts that, if acted upon, could be argued to create adverse tax, penalty or interest implications as a result of Internal Revenue Code Section 409A (a “409A Violation”) and the Company wishes to commit itself that it will not exercise such discretion in such manner, and the Company desires to commit itself in this regard in a manner that can be enforced and relied upon by Plan participants and that constitutes a Plan amendment that removes the ability of the Company to commit a 409A Violation.
          Certain of the Plans have certain restrictions on certain payments to “Specified Employees,” as required by Internal Revenue Code Section 409A and the regulations and other guidance issued thereunder (all of which shall be referred to as “409A”), and, although not required to do so pursuant to guidance from the Internal Revenue Service related to 409A, the Company desires to amend those Plans to clarify the definition of “Specified Employee.”
BINDING COMMITMENT/AMENDMENTS
RELATED TO THE PLANS
          The Plans include restricted stock unit (“RSU”) agreements that provide (which provision is the “Representation Provision”) discretion to the Company, as a condition to settlement of the RSU, to require the participant to make a representation or warranty as may be required by any applicable law or regulation (a “Representation”). The Company has never required a Representation and has determined that none is required. Therefore, the Company hereby commits that it will not in the future require a Representation, and the Representation Provision is hereby deleted from any such Plan.
          To the extent any Plan that provides to the Company or the Committee the right to set off (a “Set Off Right”) a Plan liability that constitutes “deferred compensation” that is subject to 409A against an amount owed by the Plan participant to the Company (or any of its subsidiaries or affiliates), the Company, through the Committee, hereby commits not to exercise any Set Off Right, and any Set Off Right is hereby deleted from any Plan.
          To the extent any Plan that is an accepted offer of employment between the Company and an individual that was or is in effect on or after January 1, 2009, and provides for severance pay based on salary or base pay, as part of an offer letter and/or outside of a formal employment agreement, such Plan is hereby clarified to expressly state the intent and practice of the Company, which is that any severance pay under such Plan shall be triggered only by a “Separation from Service” (as defined in 409A) and shall commence with the next regular payroll processing date of the Company that follows a such Separation from Service (but not later than within thirty (30) days following such Separation from Service) and shall thereafter continue to be paid on each regular payroll payment date (but no less frequently than monthly), in the same amount as the rate of salary in effect for the individual as of the date of Separation from Service (or in the amount specified in the Plan for one or more payroll payment dates during the severance pay continuation period, including different amounts for two or more groups of payroll payment dates during such period). To the extent the individual is required to sign a release, the commencement of payment will not be delayed pending receipt of the release, but failure to sign and return the release by the deadline set by the Company, or timely execution of a revocation of the release, will result in forfeiture of all severance pay, and the individual must repay to the Company any previously paid severance pay.
          Each of the Plans that provides for the payment of any deferred compensation subject to 409A(a)(2)(B)(i) (“409A Compensation”) to an individual triggered by the individual’s “Separation from Service” (as defined in 409A) , “severance,” “termination of employment,” “retirement” or similar term or phrase (each of which shall be referred to as a “Separation from Service Event”), and that needs to be corrected under Section VIII of Internal Revenue Service Notice 2010-6, is hereby amended to provide that notwithstanding anything in the Plan to the contrary, if the individual is a “Specified Employee” (as defined in 409A), payment on account of such a Separation from Service of any 409A Compensation (and only such 409A Compensation) shall, in

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accordance with Treasury Regulation Section 1.409A-3(i)(2), be made at the time specified in the Plan but not earlier than the later of (i) eighteen (18) months following the date of correction, or (ii) the first business day that is more than six months after the date of the individual’s Separation from Service (except if the Plan would otherwise provide for an earlier payment related to the individual’s death, such earlier payment for death in accordance with the provisions of the Plan shall not be delayed). In addition, each Plan that includes the term “Specified Employee” is hereby amended to clarify that the determination of whether or not an individual is a Specified Employee for purposes of a six month delay in commencement of payments is made as of the date of such individual’s Separation from Service, all in accordance with 409A.
          To the extent any Plan provides for a payment period that begins after verification of an event, consistent with the application of section IV.A. of Internal Revenue Service Notice 2010-6 to such provision, such Plan is hereby amended to strike the reference to verification, and requirement of verification, so that the period during which the Company is required to make or commence payment begins on the date of the event, rather than after verification of the event.
          The following sentence is added to all Plans: “To the extent this document provides deferred compensation that is subject to 409A, this document (including terms used therein) shall be interpreted and operated in a manner so as to avoid a 409A Violation.”
          The undersigned hereby certifies that this document was approved and adopted by the Sub-Committee of the Committee on December 10, 2010.

CONAGRA FOODS, INC.
By:	/s/ Colleen Batcheler
Title: EVP, General Counsel and Corporate Secretary
Date: December 10, 2010

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